Exhibit 12.1

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges

(Expressed in thousands of United States Dollars, except ratios)

	Three Months Ended March 31, 2009		Years Ended December 31,
			2008		2007		2006		2005		2004
Earnings
Income from continued operations (before noncontrolling interest)(1)	25,203		203,997		186,560		196,406		161,755		143,290
Add:
Fixed charges	17,702		71,980		79,366		60,375		25,242		21,987
Amortization of Capitalized Interest	297		1,144		757		319		198		162

	43,202		277,121		266,683		257,100		187,195		165,439

Less:
Interest capitalized	(571)		(4,319)		(8,944)		(12,474)		(5,344)		(2,708)

	42,631		272,802		257,739		244,626		181,851		162,731

Fixed Charges
Interest expensed	16,925		65,917		68,081		42,191		13,742		12,894
Interest capitalized	571		4,319		8,944		12,474		5,344		2,708
Amortization of capitalized expenses relating to indebtedness	206		944		921		1,495		1,034		368
Interest portion of rental expense	0		800		1,420		4,215		5,122		6,017

	17,702		71,980		79,366		60,375		25,242		21,987

Ratio of Earnings to Fixed Charges	2.4	x	3.8	x	3.2	x	4.1	x	7.2	x	7.4	x

(1)	Effective January 1, 2009, the Company adopted FASB Statement 160 “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” which is reflected in the presentation of its interim consolidated financial information.